EXHIBIT 99.2

On May 1, 2008, inTEST Corporation held its quarterly analyst conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Greetings and welcome to the inTEST Corporation First Quarter 2008 Results Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Joseph Villalta of the Ruth Group. Thank you, Mr. Villalta, you may begin.

Joseph Villalta:

Thank you. Good afternoon and welcome to today's first quarter results call. Joining us from inTEST are Robert Matthiessen, President and CEO, and Hugh Regan, Treasurer and CFO. Bob will briefly review highlights from the first quarter. Hugh will then review inTEST's detailed financial results. We will then have time for any questions. If you have not received a copy of today's results release, please call the Ruth Group at 646-536-7026 or to go inTEST's website.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on a number of risk factors, including but not limited to the following: changes in business conditions and the economy, changes in demand for semi-conductors generally, changes in rates of and timing of capital expenditures by semi-conductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with the Company's products, implementation of additional restructuring initiatives, costs associated with compliance with new regulations and other risk factors set forth from time to time in the Company's SEC filings, including but not limited to the Company's periodic reports on Form 10-K, Form 10-Q and Form 8-K. The Company undertakes no obligation to update this information on this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, Joseph, and welcome everyone to today's call. We are pleased to announce that our bookings increased in the first quarter of 2008 to $12.5 million from $10.5 million in the fourth quarter of 2007. The improved orders were encouraging considering the soft business conditions in the backend of the semiconductor equipment industry, and we will monitor the situation closely. The overall market conditions remain challenging. Net revenues for the quarter ended March 31, 2008, were $11.3 million, a decrease of 1% from the $11.4 million for the fourth quarter of 2007.

Based on what we are seeing and discussions with our customers and other companies that have reported, the business environment in our segment is very unsettled, with some customers moving ahead with orders while others are waiting for improved end markets for their own products before placing further capital equipment orders. We will, therefore, continue to focus on our primary objectives, which are the return to profitability, the expansion of existing markets and the pursuit of new growth opportunities.

Based upon our customer's forecast, we believe our business will start to resume sequential growth as we move through the year. However, we cannot be certain of the strength, length or timing of the next cycle. We believe that we will be able to successfully move ahead in the challenging environment.

Let me take a few minutes to give you additional color on our specific business segments. Our manipulator and docking group has introduced the Cobal 750, the first of a new universal manipulator family. There are four weight classes planned, Cobal 200, 350, 550 and the already released 750. Each number represents the maximum load capability of that family member in kilograms. The 350 will be available in Q3 of this year and the 200 and 550 in Q4.

The manipulator and docking group now has three series of manipulators to cover the varying needs of our customers. The in2 Series of economy counter balance manipulators, the Cobal Series of performance counter balance manipulators, and the Aero Series of premium air powered manipulators. ASPs begin at $10,000 for the smallest N2, up to $49,000 for the largest of the Aero Series. Although bookings are still slow in this segment, we feel that we are strongly positioned for a rebound in the manipulator business.

Our interface group had very strong bookings in the first quarter. In fact, their bookings to date have exceeded what we have forecasted for the entire year, so we're looking forward to a good year from that group. Temptronic, our temperature management product group, began the year with rather slow bookings that picked up as the first quarter progressed. That acceleration in bookings has continued into the second quarter, with the attainment of over 50% of projected bookings at the end of work week 17 or the 31% of the way through the quarter. Of special interest is the fact that 44% of year-to-date bookings are from non-semiconductor customers, and 64% of Q2 bookings so far are from non-semi customers.

Now let me turn the call over to Hugh to go through the detailed financials.

Hugh Regan, Jr.:

Thanks, Bob. Net revenues for the quarter ended March 31, 2008, were $11.3 million, compared to $11.4 million in the fourth quarter of 2007. The net loss for the first quarter of 2008 was $1.3 million or $0.14 per diluted share, compared to a net loss of $4.2 million or $0.45 per diluted share for the fourth quarter of 2007. Included in the fourth quarter results were charges of $2.8 million or $0.30 per diluted share for the full impairment of goodwill related to prior acquisitions, and $535,000 or $0.06 per diluted share for the partial impairment of long lived assets. Both of these impairment charges were in our manipulator and docking hardware product segments.

For the first quarter of 2008 end user net revenue was $9.1 million or 81% of net revenues, compared with $9.4 million or 82% of net revenues in the fourth quarter of 2007. OEM net revenue was $2.2 million or 19% of net revenues in the first quarter of 2008, compared with $2.0 million or 18% of net revenues in the fourth quarter of 2007. Net revenues for market outside of semiconductor tests were $1.6 million or 14% of net revenues in the first quarter of 2008, compared to $1.3 million or 11% of net revenues in the fourth quarter of 2007.

On a product segment basis, net revenues for the manipulator and docking hardware product segment were $5.0 million or 44% of net revenues in the first quarter of 2008, compared with $4.9 million or 43% of net revenues in the fourth quarter of 2007. Our temperature management segment had net revenues of $4.4 million or 39% of net revenues in the first quarter of 2008, compared with $4.7 million or 41% of net revenues in the fourth quarter of 2007. Finally, our tester interface segment reported net revenues of $1.9 million or 17% of net revenues in the first quarter of 2008, compared with $1.8 million or 16% of net revenues in the fourth quarter of 2007.

The Company's overall gross margin for the quarter ended March 31, 2008, was $4.5 million or 39.4% of net revenues, compared with $4.6 million or 40.5% for the fourth quarter of 2007. Material costs was 36.4% of net revenues in the first quarter of 2008, compared to 36.1% in the fourth quarter of 2007, basically unchanged.

I'll now discuss the breakdown of operating expenses for the quarter. Selling expense was $2.1 million or 19% of net revenues for the first quarter, compared to $1.9 million or 17% of net revenues in the fourth quarter, an increase of $195,000 or 10%. The increase was primarily due to a $34,000 product warranty accrual in the first quarter of 2008, compared to a reduction in the accrual of $76,000 in the fourth quarter of 2007. There were also increases in sales, travel expense and advertising.

Engineering and product development expense was $1.4 million or 13% of net revenues for the first quarter, compared to $1.4 million or 12% in the fourth quarter of 2007, an increase of $53,000 or 4%. We had increased spending on product development materials, which were offset by reductions in engineering salary expense. General and administrative expense was $2.2 million or 20% of net revenues in the first quarter, compared with $2.1 million or 18% of net revenues in the fourth quarter of 2007, an increase of $196,000 or 10%. The increase was primarily related to increased levels of professional fees and, to a lesser extent, increased payroll tax expense as well as administrative travel expense. These increases were offset by a reduction in profit-related bonuses.

Other income was $35,000 for the first quarter, compared to other expense of $3,000 for the fourth quarter, an increase of $38,000. The change was driven by reduced foreign exchange losses during the first quarter compared to the fourth quarter. Our pretax loss was $1.3 million or $0.14 per diluted share for the first quarter, compared to a pretax loss of $4.1 million or $0.44 per diluted share in the fourth quarter of 2007. Income tax expense was $62,000 for the first quarter, compared to $81,000 for the fourth quarter, and our effective tax rate was 5% in the first quarter, compared to 2% in the fourth quarter.

Our net loss for the first quarter of 2008 was $1.3 million or $0.14 per diluted share, compared to a net loss of $4.2 million or $0.45 per diluted share for the fourth quarter of 2007. Our fourth quarter of 2007 net loss adjusted for the impairment charges was $797,000 or $0.09 per diluted share. Diluted average shares outstanding were $9.3 million for both the first quarter of 2008 and the fourth quarter of 2007.

Cash and cash equivalents at the end of March were $12.0 million, down $233,000 from the $12.2 million at the end of December. The decrease in cash was the result of our operating loss during the quarter, offset by changes in working capital. Capital expenditures during the first quarter of 2008 were $100,000. As Bob previously noted, bookings increased in the first quarter of 2008 to $12.5 million from $10.5 million in the fourth quarter of 2007, an increase of $2.0 million or 19%. Our bookings included non-semiconductor related orders of $1.1 million or 9% of total orders in the first quarter, compared to $1.6 million or 15% of orders booked in the fourth quarter. Our backlog at the end of the first quarter was $5.4 million, up from $4.2 million at the end of the fourth quarter of 2007.

That's it for my financial review at this time. We will now open up for Q&A.

Operator:

Thank you, gentlemen. We will now be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. We'll pause a moment while we poll for questions. As a reminder, ladies and gentlemen, it is star, one if you would like to ask a question.

Our first question is coming from the line of William Jones of Smith Barney. Please proceed with your question, sir.

William Jones:

I thought I better take advantage of this. Hi, guys.

Hugh Regan, Jr. and Robert Matthiessen:

Hi.

William Jones:

In your commentary you had mentioned new growth opportunities. Can you expand a little on that?

Robert Matthiessen:

Yes, well in the manipulator and docking hardware business, we have redesigned our counter-weighted manipulators with this new product line called Cobal. Part of the design criteria, a major part of the design criteria was using modern materials, if you will, from our old original designs that increased capability and at the same time, decreased cost and, therefore, we can sell at a lower price for a given capability.

We feel that this new line of manipulators will open a lot of avenues to us that have been closed by the aging of our old lines. In our temperature management group we, as I mentioned before, are pressing aggressively into the non-semiconductor markets. And these markets are virtually boundless for us as we uncover them as we go along. And so we think that this will be, and it has been a great avenue of income that is separated and different from the capital equipment, semiconductor capital equipment expenditure curve and will help to mitigate these downturns in that curve.

And in our interface business we have, the interface business is a business where you have to be chosen as the interface of choice by the tester manufacturer, more or less, in order to get that business and that has to happen early on in the business so that the tester manufacturer can standardize his design around your design. And we have managed to do that in a couple of very important areas having to do with flat panel display testing. These are all new areas for us, and they're the kind of things I was referring to.

William Jones:

Good. And that's what, like a one to two-year growth plan or beyond?

Robert Matthiessen:

It's silly to plan beyond two years in this business, but...

William Jones:

I know

Robert Matthiessen:

But we intend for it to certainly be a five-year plan, and we have lots of other plans that we haven't implemented yet that will come along as we progress.

Hugh Regan:

Well, the other thing I'll add is we're also looking for growth opportunities outside of our existing business to grow again by M&A, and we have several opportunities that we're working on at the current time.

William Jones:

So the downturn maybe brought a few opportunities that might not have been available a year ago?

Robert Matthiessen:

That's probably true, yes.

Hugh Regan:

A good way to describe it.

William Jones:

And, you know, the tough environment you've had for the last year and a half, I guess you'd say you did a pretty good job keeping the cash up in the balance sheet where it is. You're comfortable going forward the next year with the current cash position?

Hugh Regan:

We believe our cash position, you can see, even with our loss in the first quarter, we only had a cash burn of about a quarter million. Our forecast is that we will have some additional cash burn in the second quarter, but that we anticipate cash will actually level off and start growing again in the latter part of the year. We do, so we're comfortable with the level of cash that we have on the balance sheet at the existing time.

William Jones:

Okay. Well, I'll see if someone else is on there. Thanks.

Robert Matthiessen:

Thank you very much for your interest.

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[Non-material closing remarks omitted]